Exhibit 11.1

INDEPENDENT AUDITOR’S LETTER OF CONSENT

We consent to the use, in the Offering Statement on Form 1-A of Angel Studios, Inc., and the Offering Circular constituting a part thereof, of our report dated May 13, 2024 on our audit of the consolidated balance sheets of Angel Studios, Inc. and subsidiaries, as of December 31, 2023 and 2022, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, and the related notes to consolidated financial statements, and to the reference to our firm under the heading “Experts” in the accompanying Offering Statement.

/s/ TANNER LLC

Salt Lake City, Utah

August 27, 2024